                                                                    Exhibit 99.1

                                Explanatory Note

        Pursuant to that certain stock option agreement dated December 15, 2005, the Reporting Person was awarded 25,000 option shares. The option shares will vest and become exercisable in increments of 20% in each of the following five years.

        This award was made pursuant to the Nexstar Broadcasting Group Inc. 2003
Long-term Incentive Plan and exempt from Section 16(b) of the Securities and
Exchange Act of 1934 (as amended) under Rule 16b-3.